AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into on March 31, 2008, by and among POWERSAFE TECHNOLOGY CORP., a Delaware corporation (“Parent”), POWERSAFE ACQUISITION CORP., a Delaware corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and AMPLIFICATION TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have determined that it is fair and in the best interests of their respective stockholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition Corp. and the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger attached as Exhibit A hereto (the “Certificate of Merger”);

WHEREAS, the requisite stockholders of the Company (the “Stockholders”) have approved by written consent pursuant to Section 228(a) of the DGCL this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved by written consent pursuant to Section 228(a) of the DGCL this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger;

WHEREAS, pursuant to the terms and conditions of this Agreement, all of the issued and outstanding common stock of the Company immediately prior to the Effective Time (as hereinafter defined), other than the common stock held by stockholders who are entitled to demand and properly demand an appraisal of their shares (“Dissenting Stockholders”), shall exchange the shares owned by them in accordance with the provisions contained herein for newly issued restricted shares of common stock of Parent (the “Exchange Shares”);

WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

(a) “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

(c) “Business Day” means a day on which banks are open for business in New York, New York.

(d) “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e) “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(f) “Employees” means individuals who provide employment or employment-type services to Parent as of the date hereof, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

(g) “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any beneficiary or dependent thereof that is sponsored or maintained by Parent or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

(h) “Employment Agreement” means a written Contract or offer letter with or addressed to any Employee or Former Employee pursuant to which Parent shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits on or after the Closing Date in consideration for past, present or future services.

(i) “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

(j) “Environmental Laws” means all Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Regulated Substances into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Regulated Substances, including, but not limited to, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of Parent under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

(k) “Environmental Permit” means any permit, registration, approval, identification number, license or other authorization or filing required under or issued pursuant to any applicable Environmental Law.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “ERISA Affiliate” means any entity which would be aggregated with Parent under Section 414 of the Code or Section 4001(b) of ERISA.

(n) “Former Employee” means individuals who, prior to the Closing, provided employment or employment-type services to Parent.

(o) “GAAP” means United States generally accepted accounting principles.

(p) “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(q) “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(r) “IRS” means the Internal Revenue Service of the United States of America.

(s) “Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(t) “Leased Real Property” means any real property leased or subleased to the Parent and set forth (and designated as leased) in Schedule 4.08.

(u) “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(v) “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which the Company operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

(w) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

(x) “Regulated Substances” means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

(y) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, groundwater or property.

(z) “Required Consents” means, collectively, (1) each consent or novation with respect to any Contract to which the Parent, Acquisition Corp. or Company is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(aa) “SEC” means the Securities and Exchange Commission.

(bb)	“Securities Act” means the Securities Act of 1933, as amended.

(cc) “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

(dd) “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

(ee) “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

(ff) “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

(gg) “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

Section 1.2 References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
THE MERGER

Section 2.1 Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with Section 252 of the DGCL. At the Effective Time (as defined below), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name “Amplification Technologies, Inc.” At and after the Effective Time, the Company shall become a wholly-owned subsidiary of Parent.

Section 2.2 Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time”. The Effective Time shall not occur until and unless the Current Report on Form 8-K required as a result of the Closing is completed and ready to be filed with the SEC.

Section 2.3 Closing. The closing of the Merger (the “Closing”) shall occur with the filing of the Certificate of Merger (the “Closing Date”). The Closing shall occur at the offices of David Lubin & Associates, PLLC at the address referred to in Section 10.1 hereof. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in this Article II will be executed and delivered as described therein. At the Effective Time, all actions to be taken at Closing shall be deemed to be taken simultaneously.

Section 2.4 Deliveries. At or prior to the Closing: (a) the Company shall deliver to Parent financial statements as required under the rules of the SEC for purposes of inclusion in Parent’s filing of a Current Report on Form 8-K disclosing the Merger; and such other documents as may be required under applicable law or requested by Parent, including without limitation, any Company Required Consents and (b) Parent will deliver to the Company any documents as may be required under applicable law or requested by the Company, including without limitation, any Parent Required Consents.

Section 2.5 Deliveries after Closing. Promptly after the Closing, representatives of the Parent and the Company shall coordinate the exchange of certificates evidencing all the shares of common stock of the Company (the “Company’s Common Stock”) beneficially owned by the Stockholders of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer to Acquisition Corp. or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed. The Exchange Shares issued upon the surrender of the Company’s Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights of each of the respective Stockholders pertaining to their rights in and to their respective shares of the Company’s Common Stock.

Section 2.6 Dissenters’ Rights. Any Dissenting Stockholder shall not be entitled to receive Exchange Shares, as applicable, with respect to the shares of common stock owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have failed to perfect or shall effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the shares of common stock owned by such Dissenting Stockholder and as to which dissenters’ rights have been properly perfected. The Company shall give Parent notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal.

Section 2.7 Restrictive Legends. Certificates evidencing the Exchange Shares pursuant to this Agreement may bear one or more of the following legends, including without limitation, any legend required by the laws of any jurisdiction in which a holder of Exchange Shares resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENSE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO A VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

“THESE SECURITIES ARE SUBJECT TO A LOCK-UP ARRANGEMENT BETWEEN THE COMPANY AND THE HOLDER THEREOF.”

Section 2.7 Certificate of Incorporation, Bylaws, Directors and Officers..

(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and such Certificate of Incorporation.

(b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.8 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations on whatever account, as well as all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 2.9 Operation of Surviving Corporation.  The Company acknowledges that upon effectiveness of the Merger, and the material compliance by Parent and Acquisition Corp. with their respective duties and obligations hereunder, the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

Section 2.10 Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement, the Certificate of Merger and the Articles of Merger.

Section 2.11 Tax Consequences. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.338-3(a) of the regulations promulgated under the Code.

ARTICLE III
THE EXCHANGE SHARES

Section 3.1 Investment Amount.  As of the date of this Agreement, the shareholders of the Company have invested an aggregate of $2,000,000 (the “Investment Amount”) to obtain control of Parent, recapitalize the Company and merge the Company with Acquisition Corp. as contemplated herein. The Investment Amount not used to purchase control of the Parent and pay for transaction expenses , after setting aside appropriate reserves, shall be utilized by Parent to purchase newly created and issued shares of Series C Preferred Stock of the Company which will be contributed by Parent to Acquisition Corp; said preferred stock shall be senior to all other securities of the Company and shall prohibit the Company from incurring any indebtedness. Said Series C Preferred shall be retired at the Closing.

Section 3.2 Amount of Exchange Shares. The aggregate amount of Exchange Shares to be issued to the Stockholders upon Closing, and to be reserved for shares of the Company to be issued pursuant to its capital structure obligations as of the date hereof , shall be $10,000,000 minus the Preferred Stock Adjustment, divided by the Parent Per Share Value. The outstanding non-voting common stock of the Company shall be treated as 0.9 share of the common stock of the Company.

The Preferred Stock Adjustment shall be the amount of (a) the liquidation preference of the Series B Preferred Stock of the Company issued and outstanding as of January 15, 2008 (the “Valuation Date”) less (b) the actual exercise price of options of the Company exercised from the Valuation Date through the date of this Agreement and less (c) the exercise price of any options which expire within the one year anniversary of the date of this Agreement.

The number of shares to be reserved for shares of the Company to be issued does not include any shares to be issued in lieu of payments under registration rights agreements to which the Company is subject to which have accrued subsequent to the Valuation Date.

The Parent Per Share Value shall be determined by multiplying the Investment Amount by 1.0525 and dividing said product by 7,075,000 (the number of issued and outstanding shares of Parent).

Section 3.3 Shares Post-Closing. Upon the Effective Time, all outstanding options of the Company shall become obligations of Parent. All outstanding preferred stock of the Company shall be exchanged for preferred stock of parent with like terms.

Section 3.4 Lockup. Half of the Exchange Shares issued to shareholders of the Company shall be non-transferable (with certain limited exceptions) until December 1, 2008 and the other half until January 15, 2009.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Parent represents and warrants, as of the date of this Agreement and as of the Closing Date, unless stated otherwise below, to the Company and Stockholders as follows:

Section 4.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 4.2 Capital Structure. As of the Closing, Parent’s authorized capital will consist of (a) 100,000,000 shares of common stock, $.0001 no par value per share, authorized, of which 7,075,000 shares are issued and outstanding, 6,000,000 of which are freely tradable without any restrictions or Encumbrances and 1,075,000 of which are restricted under the Securities Act, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no pre-preemptive rights and no cumulative voting; and (b) no shares of preferred stock or any other class of security. The recent cancellation of 8 million shares of common stock by Parent was duly authorized. Parent has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock. All of the issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of Parent are subject to preemptive rights or any other similar rights. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Parent or arrangements by which Parent is or may become bound to issue additional shares of capital stock of Parent, (ii) no agreements or arrangements under which the Parent is obligated to register the sale of any of its or their securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by Parent (or any agreement providing any such rights).

Section 4.3  Corporate Power and Authority. Parent has all requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Parent and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Parent and no other action or corporate proceeding on the part of Parent is necessary to authorize the execution, delivery, and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

Section 4.4 Conflicts; Consents and Approvals. Neither the execution and delivery by Parent of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a) conflict with, or result in a breach of any provision of, the organizational documents of Parent;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of Parent, (2) any Contract to which Parent is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Parent is subject or to which any of its properties or assets may be subject;

(c) require any action, consent or approval of any non-governmental third party, other than the Company Required Consents listed on Schedule 4.4;

(d) violate any order, writ, or injunction, or any material decree, or material Law applicable to Parent or any of its, business, properties, or assets; or

(e) require any action, consent or approval of, or review by, or registration or filing by Parent with any Governmental Authority other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and compliance with applicable rules of the SEC.

Section 4.5 Exchange Shares. As of the Closing, all of the Exchange Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. Upon delivery to the Company of the certificates representing the Exchange Shares, the Stockholders will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 4.6 Subsidiaries. Other than Acquisition Corp., Parent does not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person or have any Subsidiaries.

Section 4.7 No Material Adverse Effect. As of the date of this Agreement, (a) Parent has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of Parent, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom Parent have business relations, (b) no Material Adverse Effect on Parent has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Company or Parent to timely consummate the transactions contemplated hereby.

Section 4.8 Title to Properties. Schedule 4.8 lists all properties and assets of Parent. Parent has good and marketable title to all of its properties and assets, real and personal, free and clear of all Encumbrances. All equipment used by Parent is generally in good operating condition and repair, and is adequate for the uses to which it is being put.

Section 4.9 Taxes. Parent has (a) duly and timely filed all Tax Returns relating to Parent that it was required to file (taking into account any extensions of the filing deadlines which have been validly granted) and (b) paid all Taxes that are shown thereon as owing or that are otherwise due and payable by it. Such filed Tax Returns are true, correct and complete in all material respects. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of Parent for any period. Parent (v) has not filed a consent to the application of Section 341(f) of the Code, (w) has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past five years, (x) is not a party to any Tax sharing, allocation or indemnification agreement or arrangement, (y) is not required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax law) for any taxable year ending after the Closing Date, and (z) has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return or has any liability for the Taxes of any Person (other than Parent) under Treasury Regulation §1.15026 (or any similar provision of state, local or foreign law).

Section 4.10 Compliance with Law. Parent and each of the officers, managers, directors, employees and agents of Parent has complied in all respects with all Laws applicable to Parent and its products and operations. Neither Parent nor any of its officers, managers, directors, employees, or agents has received any notice from any Governmental Authority that Parent has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 4.11 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Parent Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to Parent.

(b) No Parent Intellectual Property or product or service of Parent is subject to any Action or Claim, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

(c) Schedule 4.11 is a complete and accurate list of all the Parent Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration have been filed, including the respective registration or application numbers. Each item of the Parent Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Parent Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Intellectual Property.

(d) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each item of the Parent Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).

(e) Schedule 4.11 lists all Contracts to which Parent is a party (i) with respect to the Parent Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to Parent.

(f) All Contracts relating to the Parent Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts. Parent is in compliance with, and has not breached any term of such Contracts and, to the knowledge of Parent, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing, Parent will be permitted to exercise all the rights under such Contracts to the same extent Parent would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

(g) Parent possesses all the Intellectual Property rights necessary to effectuate its business and operations. Parent has not infringed or misappropriated any Intellectual Property of any third Person or engaged in unfair competition or any unlawful trade practice. Parent has not received notice from any third party that the operation of its business, or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. No Person has infringed or misappropriated or is infringing or misappropriating any of the Parent Intellectual Property.

(h) Parent has taken all necessary steps to protect the rights of Parent in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent.

Section 4.12 Environmental Matters.

(a) Parent is in compliance with, and has at all times complied with, all applicable Environmental Laws, and there are no facts, circumstances or conditions, including requirements of current Environmental Laws that have been adopted but are not yet effective, for which reserves or accruals would be required under GAAP, as consistently applied.

(b) Parent is not subject to any existing, pending, or threatened Action or Claim by any Person under any Environmental Laws.

(c) The Environmental Permits that are required for the conduct of Parent’s business are valid, in full force and effect and enforceable according to their terms, no proceeding is pending or threatened, to revoke, modify or terminate such permits, and Parent is in compliance with, and have at all times complied with, all such Environmental Permits.

Section 4.13 Litigation. There is no Action pending or threatened against Parent, or any executive officer, member, manager or director thereof in each case that (a) relates to Parent, its assets, or its business, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of Parent to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Parent.

Section 4.14 Contracts. Schedule 4.14 contains a complete list, as of the date hereof, of all Contracts to which Parent is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets. Parent has made available to the Company or its representatives correct and complete copies of all such Contracts with all amendments thereof. Each such Contract is, and will at Closing be, valid, binding, and enforceable against Parent and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. Parent is not in default under or in breach of or is, or as of the Closing will be, otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing occur, that, with notice or lapse of time, or both, would constitute such a default. Each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default. There are no disputes pending or threatened in writing with respect to any such Contracts. Neither Parent nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and Parent has not given notice or received notice to such effect. All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

Section 4.15 Labor and Employment Matters.

(a) There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, (a) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against Parent or with respect to any Employees, and Parent has not experienced any labor strike, dispute, slowdown, lockout or stoppage; (b) there is no unfair labor practice charge or complaint against Parent or threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; and (d) no charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(b) Parent is in compliance in all respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 4.16 Permits; Compliance. Parent is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”). There is no Action pending, or threatened, regarding any of the Permits and each such Permit is in full force and effect. Parent is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

Section 4.17 Debts and Guaranties. As of the Closing, Parent has no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown. In addition, Parent is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

Section 4.18 Full Disclosure. No representation or warranty of Parent in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Parent that has specific application to the Company or Stockholders and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Parent that has not been set forth in this Agreement.

Section 4.19 SEC Documents. Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). Parent has not received any communication from the SEC, NASD or any other regulatory authority regarding any SEC Document or any disclosure contained therein. As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUISTION CORP.

As an inducement to the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Parent, the Principals and Acquisition Corp. represent and warrant, as of the date of this Agreement and as of the Closing Date, to the Company and Stockholders as follows:

Section 5.1 Organization. Acquisition Corp. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Acquisition Corp. has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 5.2 Capital Structure. All of the issued and outstanding capital stock of Acquisition Corp. is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Acquisition Corp. has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.3 Corporate Power and Authority. Acquisition Corp. has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Acquisition Corp. and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of Acquisition Corp. is necessary to authorize the execution, delivery, and performance by Acquisition Corp. of this Agreement and the consummation by Acquisition Corp. of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition Corp. and constitutes the legal, valid and binding obligation of Acquisition Corp., enforceable against Acquisition Corp. in accordance with its terms.

Section 5.4 Conflicts; Consents and Approvals. Neither the execution and delivery by Acquisition Corp. of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a) conflict with, or result in a breach of any provision of, the organizational documents of Acquisition Corp.;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Acquisition Corp. under any of the terms, conditions or provisions of (1) the organizational documents of Acquisition Corp., (2) any Contract to which Acquisition Corp. is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Acquisition Corp. is subject or to which any of its properties or assets may be subject;

(c) require any action, consent or approval of any non-governmental third party other than the Acquisition Corp. Required Consents listed in Schedule 5.4;

(d) violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its, business, properties, or assets; or

(e) require any action, consent or approval of, or review by, or registration or filing by Acquisition Corp. with any Governmental Authority other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and compliance with applicable rules of the SEC.

Section 5.5  Subsidiaries. Acquisition Corp. does not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interest in any Person or is a member of or participant in any Person. Acquisition Corp. does not have any subsidiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated herein, the Company represents and warrants, as of the date of this Agreement and as of the Closing Date, to the Parent as follows:

Section 6.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 6.2  Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 6.3  Conflicts; Consents and Approvals. Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a) conflict with, or result in a breach of any provision of, the organizational documents of the Company;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of Company, (2) any Contract to which the Company is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Company is subject or to which any of its properties or assets may be subject;

(c) require any action, consent or approval of any non-governmental third party, other than the Company Required Consents listed in Schedule 4.4;

(d) violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its, business, properties, or assets; or

(e) require any action, consent or approval of, or review by, or registration or filing by the Company with any Governmental Authority.

Section 6.4  Information. Parent has received all documents, records, books and other information pertaining to the Company that has been requested by Parent. Parent makes such representation notwithstanding its express acknowledgment that the information about Amplification Technologies, Inc. attached as Exhibit D is not in the form and is not as extensive as that which would be required in a registration statement filed with the SEC. Parent acknowledges that the Company has prepared such information in good faith but nevertheless is not warranted by the Company.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.1  Access and Information. Prior to the Closing, except to the extent prohibited by applicable Law, Parent, on one hand, and the Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and Parent and the Company shall reasonably cooperate with any such investigations. No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

Section 7.2  Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of Parent or the Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

Section 7.3 Conduct of Business. From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, each of Parent and the Company shall:

(a) use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

(b) not take any action that would cause a material breach of the representations and warranties contained here.

(c) not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(d) not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

(e) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(f) not create or form any Subsidiary (other than Acquisition Corp.);

(g) other than in the ordinary course of its business, (1) incur or assume any Liability in excess of $10,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its shares;

(h) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1,000 in the aggregate or that are otherwise material to it other than in the ordinary course of business;

(i) not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures that individually is in excess of $1,000 or in the aggregate are in excess of $3,000;

(j) not enter into any Contract; or

(k) not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

Notwithstanding anything contained herein to the contrary, the transactions to be taken by the Company contemplated and pursuant to the terms of this Agreement, and otherwise in accordance with its plan of operations and capital structure obligations as described in the information memorandum attached hereto as Exhibit D, are excluded from the restrictions provided above.

Section 7.4  Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, and to consummate the transactions contemplated hereby.

Section 7.5 No-Shop. From the date hereof until the later of the Closing Date or the date of the Effective Time of this Agreement in accordance with the terms hereof, Parent nor its officers, managers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below). As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, Parent or any other similar transaction or business combination involving the same. Parent shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

Section 7.6  Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

Section 7.7  Cooperation with Respect to Financial Reporting. After the date of this Agreement, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation of historical financial statements and other information as required for Parent’s filings under the 1934 Act.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1 Conditions to Company’s Obligation to Close. All obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a) All representations and warranties of Parent contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

If requested by the Company, it shall have received a certificate, executed by the President of Parent, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Company.

(b) Prior to or at the Closing, Parent shall have delivered to the Company the items to be delivered pursuant to Section 2.4;

(c) Parent shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(d) The Company shall have completed to its reasonable satisfaction its business and legal due diligence investigation of Parent, shall not have discovered any facts, circumstances, liabilities or conditions that, in the Company’s reasonable discretion, may adversely affect the value or prospects of Parent or that may expose Parent to any liability not heretofore fully disclosed to the Company.

(e) The Company shall have provided to Parent a certificate of good standing from the Secretary of State of Delaware and certified copies of its Articles of Incorporation;

(f) The Parent shall have prepared the Current Report on Form 8-K required as a result on the consummation of the transactions contemplated hereby.

Section 8.2  Conditions to Parent’s Obligations to Close. All obligations of Parent to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

Parent shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be requested by Parent.

(b) Prior to or at the Closing, the Company shall have delivered to Parent the items to be delivered pursuant to Section 2.4;

(c) The Company shall have performed in all respects each obligation and agreement to be performed by it, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

(d) The Company shall have provided to Parent a certificate of good standing from the Secretary of State of Delaware and certified copies of its Articles of Incorporation;

(e) Parent shall have completed to its reasonable satisfaction its business and legal due diligence investigation of the Company, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in Parent’s discretion, may adversely affect the value or prospects of the Company or that may expose the Company to any liability not heretofore fully disclosed to Parent; and

(f) Parent shall have received any agreements, instruments, certificates and any other documentation requested.

(g) The Company shall have prepared the Current Report on Form 8-K required as a result on the consummation of the transactions contemplated hereby.

ARTICLE IX
TERMINATION

Section 9.1  Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a) by mutual written consent of Parent and the Company or a majority of the Stockholders;

(b) by Parent, the Company or by a majority of the Stockholders, if the Closing Date shall not have been consummated on or before December 31, 2008; provided that the right to terminate this Agreement under this Section 9.1 shall not be available to a party if such party's or such party's Affiliate's willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated on or before such date;

(c) by any party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

Section 9.2  Termination Procedure. Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party’s receipt of Termination Notice.

Section 9.3  Effect of Termination. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder. If it shall be finally judicially determined that termination of this Agreement was caused by an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

Section 9.4 Expenses. The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Merger.

Section 9.5 Liquidated Damages. The parties hereby agree that upon receipt of Termination Notice, the Terminated Party shall be entitled to purchase, and the Terminating Party shall be required to sell to the Terminated Party, 20% of the outstanding equity of the Terminating Party for $1.00. The parties further hereby agree that said purchase is fair and equitable since the damages caused by the Terminating Party are difficult to ascertain.

ARTICLE X
INDEMNIFICATION; SURVIVAL

Section 10.1 Indemnification by Parent. The Parent shall indemnify and hold harmless the Company and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of Parent and/or Acquisition Corp. in this Agreement or in any certificate or document delivered by or on behalf of Parent pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any inaccuracy, misstatement, or omission in any disclosures documents made available to or filed by Parent with the SEC, (c) any failure by Parent to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of Parent pursuant to this Agreement to be performed by or complied with by or on behalf of Parent, (d) any claims made by a third Person against a Company Indemnified Party based upon a Contractual obligation of Parent and/or Acquisition Corp. for services performed prior to the Effective Time, (e) any claims made at any time arising out of, or in connection with, any Environmental Laws or environmental conditions which are based upon conditions existing prior to the Effective Time, (f) Taxes attributable to the ownership of Parent prior to the Effective Time, (g) Taxes attributable to the conduct by Parent of the business of Parent and/or Acquisition Corp. or the operation or ownership of its assets, (h) any claims for severance or any other compensation made by an Employees or Former Employee, (i) any claim made at any time by any Governmental Authority in respect of the business of Parent for all periods prior to the Effective Time, (j) any Liability or obligation of Parent arising or relating to the periods prior to the Effective Time or (k) any Action or investigation by any Person relating to or arising out of the business or operations of Parent prior to the Effective Time.

Section 10.2 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing until the expiration of the applicable statute of limitations.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)	If to Parent:

Powersafe Technologies, Inc.
c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 1152
Attn: David Lubin, Esq.

(2)	If to the Company:

Amplification Technologies, Inc.
1400 Coney Island Avenue
Brooklyn, NY 11230
Attn: Jack Mayer

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 11.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

Section 11.3 Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

Section 11.4 Applicable Law; Arbitration; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles. Any dispute between or, action or proceeding against any of the parties hereto under, arising out of or in any manner relating to, this Agreement and the transactions contemplated herein shall be submitted to and adjudicated by binding arbitration in a Rabbinical Court in Brooklyn, New York under the principal of ZABLU (whereby each party picks one arbitrator and the two selected arbitrators pick a third arbitrator). If there is any litigation regarding the arbitration or otherwise relating to this Section 11.4, the parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 11.1. Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH HEREOF.

Section 11.5 Entire Agreement. This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 11.6 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 11.7 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent and the Company or a majority of the Stockholders, in the case of a waiver, by the party waiving compliance.

Section 11.8 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

Section 11.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.10  Brokers. The parties hereto, covenant, represent, and warrant that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to receive any brokerage commission, finder's fee, or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage, or expense, including reasonable attorney's fees, pertaining to any broker, finder, or other person with whom such party has dealt.

Section 11.11 Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12  Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of Page Intentionally Omitted; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

POWERSAFE TECHNOLOGY CORP.

By:	/s/ Jack Mayer
Name: Jack Mayer
Title: President

POWERSAFE ACQUISITION CORP.

By:	/s/ Jack Mayer
Name: Jack Mayer
Title: President

AMPLIFICATION TECHNOLOGIES, INC.

By:	/s/ Jack Mayer
Name: Jack Mayer
Title: Executive Chairman

SCHEDULES
TO
MERGER AGREEMENT
Dated
March 31, 2008
by and among
POWERSAFE TECHNOLOGY CORP.
POWERSAFE ACQUISITION CORP.
And
AMPLIFICATION TECHNOLOGIES, INC.

Schedule 4.08
Leased Real Property

Lease for 1400 Coney Island Avenue, Brooklyn, NY

Schedule 4.4
Company’s Required Non-Governmental Consents

Written consent of the director of the Company and written consent of the holders of the majority of the issued and outstanding capital stock of the Company

Schedule 4.8
Properties and Assets of Parent

Patent Sale and Transfer Agreement, dated March 26, 2007, between the Company and Leonard Liner.

Schedule 4.11(c)
Parent Intellectual Property

United States Patent number: 5,708,554, titled a power outlet box with special protection logic, including: all computer programs, technical, engineering and manufacturing information, know

Schedule 4.11(e)(i)
Parent Intellectual Property licensed or transferred to any Person

None

Schedule 4.11(e)(ii)
Intellectual Property licensed or transferred to Parent

Patent Sale and Transfer Agreement, dated March 26, 2007, between the Company and Leonard Liner relating to United States Patent number: 5,708,554.

Schedule 4.14
Contracts

See Schedule 4.11(e)(ii)

Schedule 5.4
Non Governmental Consents and Approvals Required by Acquisition Corp.

1.	Joint Written Consent of the Sole Director and the Sole Shareholder of Acquisition Corp.

Exhibit A
Certificate of Merger

Exhibit B
Certificate of Incorporation of Surviving Corporation

Exhibit C
Bylaws of Surviving Corporation

Exhibit D

Information Memorandum of the Company

CONFIDENTIAL

Name of recipient:

Number:

AMPLIFICATION TECHNOLOGIES, INC.

INFORMATION MEMORANDUM
Subject to correction and completion

March 13, 2008

As Amended

Contact:
Amplification Technologies, Inc.
1400 Coney Island Avenue, Brooklyn, NY 11230
(718) 951-8021 (phone)     (718) 951-8030 (fax)
www.amplificationtechnologies.com

Jack N. Mayer
(917) 733-5041 (mobile)
Mayer@amplificationtechnologies.com

CONFIDENTIAL INFORMATION MEMORANDUM

AMPLIFICATION TECHNOLOGIES, INC.
(a Delaware corporation)

3D field profile for a photodetector based on internal discrete amplification

All persons who receive this Confidential Information Memorandum (“Memorandum”) agree that they will hold the contents of this Memorandum and all enclosures and related documents in the strictest confidence. Recipients of this Memorandum agree that they will not copy, reproduce or distribute to others this Memorandum or enclosures or related documents in whole or in part, or utilize the contents hereof for any other purpose other than to evaluate the operations of Amplification Technologies, Inc., and will return this Memorandum at the request of Amplification Technologies, Inc.

PAGE 2	CONFIDENTIAL

THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION.

THE COMPANY’S SECURITIES HAVE NOT BEEN REGISTERED WITH OR APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS MEMORANDUM INCLUDES CERTAIN STATEMENTS, ESTIMATES AND PROJECTIONS PROVIDED BY AMPLIFICATION WITH RESPECT TO THE OPERATIONS OF AMPLIFICATION AND OTHER FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS RELATE TO FUTURE EVENTS OR THE COMPANY'S FUTURE FINANCIAL PERFORMANCE, AND ARE IDENTIFIED BY WORDS SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "SCHEDULED," "PLAN," "INTEND," "ANTICIPATE," "BELIEVE," "ESTIMATE," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR WORDS. YOU SHOULD READ THESE STATEMENTS CAREFULLY BECAUSE THEY DISCUSS THE COMPANY'S FUTURE EXPECTATIONS, AND THE COMPANY BELIEVES THAT IT IS IMPORTANT TO COMMUNICATE THESE EXPECTATIONS TO INVESTORS. HOWEVER, THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE FACTORS DISCUSSED UNDER "RISK FACTORS.”

THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ASSUMPTIONS AND OPINIONS CONCERNING A VARIETY OF KNOWN AND UNKNOWN RISKS. THE EXPECTATIONS OF AMPLIFICATION TO REALIZE WHAT IT BELIEVES TO BE THE OPPORTUNITIES CREATED BY ITS NEW TECHNOLOGY ARE BASED ON THE VIEWS OF ITS MANAGEMENT AND SCIENTISTS RATHER THAN ON INDEPENDENT RESEARCH OR STUDIES. THE STATEMENTS, ESTIMATES AND PROJECTIONS MADE HEREIN REFLECT VARIOUS ASSUMPTIONS MADE BY AMPLIFICATION BASED UPON INFORMATION THOUGHT TO BE BELIEVABLE AT THE TIME AND ITS OWN PROJECTIONS OF HOW AMPLIFICATION MIGHT CAPITALIZE ON THE OPPORTUNITIES IT BELIEVES ARE AVAILABLE, WHICH MAY OR MAY NOT PROVE TO BE ACCURATE OR CORRECT. ACTUAL RESULTS OF AMPLIFICATION ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF AMPLIFICATION. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS, ESTIMATES AND PROJECTIONS WILL BE REALIZED. THE FORECAST AND ACTUAL RESULTS WILL LIKELY VARY, AND THOSE VARIATIONS MAY BE MATERIAL. AMPLIFICATION IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO) UPDATE OR ALTER THIS MEMORANDUM AND THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. AMPLIFICATION MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS, ESTIMATES AND PROJECTIONS OR REPRESENTS THAT ANY FORECASTS WILL BE ACHIEVED.

BY ACCEPTING THISMEMORANDUM, THE RECIPIENT ACKNOWLEDGES AND AGREES THAT (i) ALL OF THE INFORMATION CONTAINED HEREIN IS CONFIDENTIAL INFORMATION; (ii) THE RECIPIENT WILL NOT DISTRIBUTE OR REPRODUCE THIS MEMORANDUM, IN WHOLE OR IN PART; (iii) THE RECIPIENT WILL NOT USE THIS MEMORANDUM, OR ANY INFORMATION CONTAINED HEREIN, FOR ANY PURPOSE OTHER THAN THE EVALUATION OF AMPLIFICATION; (iv) IF THE RECIPIENT DOES NOT WISH TO PURSUE THIS MATTER, OR AT THE REQUEST OF AMPLIFICATION, THE RECIPIENT WILL RETURN THIS MEMORANDUM TO AMPLIFICATION AS SOON AS PRACTICABLE, TOGETHER WITH ANY OTHER MATERIAL RELATING TO AMPLIFICATION WHICH THE RECIPIENT MAY HAVE RECEIVED FROM AMPLIFICATION; AND (v) ANY PROPOSED ACTIONS BY THE RECIPIENT WHICH MAY BE INCONSISTENT IN ANY RESPECT WITH THE FOREGOING WILL REQUIRE THE PRIOR WRITTEN CONSENT OF AMPLIFICATION.

PAGE 3	CONFIDENTIAL

TABLE OF CONTENTS

Executive Summary	5

Overview	7

Technology Advantages	8

Market Opportunity	9

Technology Developement	10
Photodetectors with discrete amplification	11
Principle of discrete amplification	11
Photodetector Design and Modeling	12

Intellectual Property	13

Products and Markets	14

Applications of the Technology	14

Strategy and Implementation	16

Product development strategy	17

Pricing	18

Competitive Landscape	19

CompetItive Advantages	19

Competitors	19

Competing semiconductor technologies	20

Personnel	22

Management Team	22

Financial projections	24

Corporate Information	24

Additional Technical Information	27

Risk Factors	28

PAGE 4	CONFIDENTIAL

 EXECUTIVE SUMMARY

The introduction of solid state devices has revolutionized technology. One of the few areas which have not gone largely solid state is highly sensitive photodetection. Sensitive photodetectors are essential components of numerous commercial products. Amplification Technologies, Inc. has invented an extremely sensitive photodetector technology that has significant performance and cost advantages over traditional technology and is positioned as the next generation solid state technology for low level light detection. The Company’s platform semiconductor technology, which allows the amplification with very low noise of weak signals, is applicable to, and has been patented to encompass, detection of signals other than light, and can in principle be used to create biological, radiological, electrical, and chemical sensors. This new semiconductor technology has the potential to transform a multitude of industries, from medical diagnostics and drug development to telecommunications and defense.

Amplification Technologies is currently introducing its first products to the market and expects them to be available for commercial sale towards the end of 2008. The Company believes that the ultimate market addressed by its products is in the multi-billion dollar range.

The Company has received government grants and has sold products to NASA/JPL and NIST for research applications.

The Company predecessor was formed in 2000. Approximately $6.5 million has been invested in the Company to date. The Company has no funded debt.

Market Opportunity
Amplification Technologies, Inc. is initially targeting the existing market for sensitive photo-detectors (photomultiplier tubes and avalanche photodiodes). Within this market, developing a detector chip for PET medical imaging systems is one of the priorities for the Company due to the large cost of detectors in such systems. A prototype of such a chip has already been produced. The world’s leading PET system manufacturers are seeking solid state solutions to replace photomultiplier tubes in the next generation of scanners. The Company has commenced preliminary testing of prototypes with one of those manufacturers.

The Company anticipates that its earliest sales will be to the scientific market. Homeland security is another key market. The Company expects that the availability of its detectors will expand existing markets and create new ones. Ultimately, the Company estimates an overall addressable market in the multi-billion dollar range.

PAGE 5	CONFIDENTIAL

Intellectual Property
The Company fully owns its intellectual property. In April 2005 the Company was issued its cornerstone patent, United States Patent # 6,885,827 titled “High sensitivity, high resolution detection of signals.” Another patent, US #7,085,502, was granted in August 2006. The Company has filed one more patent application and plans to file additional patent applications to further protect its intellectual property. International patent applications have been filed as well.

Validation

In 2004, 2005, and 2006, the Company made presentations at the Optoelectronics International Symposium and published papers on the technology in SPIE Proceedings. In 2008, the Company made a presentation at the SPIE Medical Imaging conference. At all the conferences, the technology generated very strong interest. The Company has been awarded three US Government SBIR grants:

•	NASA grant - “High Sensitivity Photon Counting Detectors for Deep Space Optical Communications” (January 2004 and October 2005)
•	Department of Energy grant - "UV-Sensitive Solid State Photodetector for Dark Matter Detection Using Liquid Xenon" (June 2005)
•	Department of Energy grant - "Novel Solid State Photodetector to Enable Future Scintillating Fiber Detection Experiments" (June 2005)

Team
The Company’s management is led by President and COO R. S. Krishnaswamy who brings to the Company very extensive business development experience (MRC, Veeco, Agave). The company’s scientific team is headed by its two founding scientists, Dr. V.E. Shubin and Dmitry Shushakov, who have done pioneering work in, and are world leading experts in, the field of sensors and photo-detectors. The Company employs 9 PhDs.

Financial Projections
The Company estimates that over a 5 year period the Company will reach a run rate of $80+ million per annum in revenue and of $30+ million per annum, in pre tax net income with substantial growth thereafter, that it will attain some revenue from sales by late ’08/early ‘09 and profitability in 2011, that it will continue to obtain grant revenue in ’08 and beyond, and that after the date of this Memorandum, it will require additional equity financing of about $4 million in ’08, about $6 million in each of ’09 and ’10 and additional equity financing in ‘11.

Please see page 26 for additional information.

PAGE 6	CONFIDENTIAL

OVERVIEW

Amplification Technologies, Inc. has invented an extremely sensitive photodetector that is less expensive to produce than, and has many performance advantages over, classic devices. Much as the microchip revolutionized electronics, this new semiconductor technology has the potential to transform a multitude of industries, from medical diagnostics and drug development to telecommunications and defense. Amplification Technologies is currently introducing its first products to the market and expects them to be available for commercial sale later in 2008. The Company believes that the ultimate market addressed by its products is in the multi-billion dollar range. Several commercial companies have already expressed an interest in the technology.

The Company has already produced prototypes that exhibit superior characteristics. Initially, all of the Company’s manufacturing was done in Russian semiconductor facilities. These have been largely adequate for research purposes and the Company has recently produced a product that it is using for initial marketing. Commercial quality product will need to be manufactured in the US, which the Company expects will facilitate the resolution of certain technical issues. The Company has just completed an initial fabrication run with Sarnoff, a high quality US fab and is awaiting test results over the coming weeks. Results from preliminary tests of a very limited number of chips have been very encouraging, with the chips exhibiting certain primary parameters, including photodetection efficiency, gain and dark count rate, generally matching those of the photodetectors previously produced in Russia. While devices previously produced in Russia that ultimately performed acceptably exhibited certain initial degradation of performance within a few hours of operation, we have not observed any such instability (reliability) issues in the US devices over a 12 hour period. The Company expects that a 2nd or 3rd run at Sarnoff will produce commercial quality chips, and expects to have generic, commercial quality, reliable, fully tested chips and modules available towards the end of 2008. Specific applications will likely require future optimization/customization.

In November 2004 NASA announced that it awarded the Company a grant to develop an extremely sensitive photo-detector for optical communications. In 2005, NASA awarded the Company Phase II of the same grant based on the successful completion of the Phase I work. The work on this grant is continuing and is expected to be successfully completed by mid ‘08. The critical objective of the work is demonstrating that the Company’s technology can be implemented on InGaAs, not only on silicon.  The preliminary results we just received are very encouraging.

PAGE 7	CONFIDENTIAL

As described in the “Competition” section below, there has recently been a fair amount of interest and commercial activity seeking to introduce new solid state products into the field of low-level light detection. The new devices of competitors are based fundamentally on unpatented technology that has been in the public domain for many years. The Company believes that these products have yet to achieve significant commercial penetration. As set forth and qualified below, the Company believes its patented technology to be the next generation in the field, significantly superior to, and more flexible than, other solid state technologies. The advantages of the Company’s devices over these competing devices are set forth and qualified in the “Competition” section below. Statements about and comparisons with existing technology in other sections of this Memorandum, unless otherwise specified, refer to classical existing technologies. The Company believes that its technology will, over a period of years, become the dominant one in its field.

A photodetector’s ability to discriminate between signal and noise is a critical parameter that differentiates various technologies. The most sensitive photodetectors can detect very low levels of light, even a single photon - the smallest unit of light. Applications that need high sensitivity require devices that do not give false readings and have low noise. Medical scanners, homeland security and communications are some areas where this quality is critical. In that respect, as well as in other measures of performance, the Company’s detector has qualities significantly superior to those of existing solutions. In many applications this results in a multiplicative increase in detector sensitivity The increase in sensitivity, coupled with the detector’s low cost and simplicity of design, will drive adoption of this new technology in products requiring very low light level detection and also allow the Company to enter new markets where competitive technologies have proven either too expensive or inadequate.

TECHNOLOGY ADVANTAGES

Photomultiplier tubes (PMTs), vacuum tube based devices, have provided the primary technological solution for highly sensitive light detection in numerous applications for over half a century. Semiconductor alternatives such as avalanche photodiodes (APDs) have never been able to achieve performance parameters comparable to those of PMTs and other vacuum devices in most settings.

The Company’s proprietary technology allows the creation of a semiconductor-based sensitive photo-detector that has performance parameters similar to those of a PMT but with all of the advantages of a solid state device. It enables the creation of detectors, amplifiers and other microelectronic components with the following characteristics:

▪	very high sensitivity and amplification gain
▪	low cost
▪	exceptionally low internal noise

PAGE 8	CONFIDENTIAL

▪	all solid state (no vacuum tubes)
▪	small size, rugged, portable, able to withstand magnetic fields
▪	low power consumption
▪	high level of reproducibility
▪	easy to manufacture
▪	mass production capability
▪	ease of integration with other electronic devices

In addition to enabling the replacement of current sensitive photo-detector devices and components, these characteristics should allow the technology to become a platform for the creation of numerous new detectors, amplifiers, and microelectronic components. The technology is broadly applicable, and is not restricted to the amplification of signals generated by light. It affords substantial technological advantages across a broad range of significant markets.

MARKET OPPORTUNITY

Amplification Technologies, Inc. will target

▪	the existing photo-detector market for PMTs and APDs and
▪	the markets for sensor devices that will be created to take advantage of the benefits of the detectors developed by the company.

The Company expects to establish the dominant position in the existing market for highly sensitive photo-detectors, which is estimated to be in excess of $250 million and growing. The Company believes that the introduction of its technology will accelerate the growth of that market. The Company believes that the size of the markets for sensor devices generally that are amenable to the introduction of its technology, is several billion dollars

Potential applications of the technology include

▪	Nuclear Medicine (photodetectors for PET scanners, gamma cameras, etc.)
▪	Advanced Scientific Instrumentation
▪	Homeland Security
▪	Advanced Scientific Instrumentation
▪	Chemical Sensors
▪	Radiation Detectors
▪	Multifunction Sensors such as ‘Lab on a Chip’
▪	Environmental Monitoring (LIDAR)
▪	Communications

PAGE 9	CONFIDENTIAL

Specific devices for each of these applications require customization of specific characteristics (wavelength sensitivity, amplification, etc.).

The Company has developed a solid-state photomultiplier for photon counting for which there is an immediate use, primarily in biological applications. The Company is developing a photo-detector that could replace PMTs in positron emission tomography (PET) scanners. The Company hopes to work with OEMs in various industries to develop specialized sensors for their needs.

While initially our R&D work produced designs that were focused on specific wavelengths, in a major development, we have come up with a chip design that has very desirable operating characteristics across a relatively broad spectrum of wavelengths of light, including the ones that are most critical to PET scanner manufacturers. The Company’s near term work will focus on continuing the transfer of its current designs to the US, making necessary modifications, and successfully manufacturing chips in the US. Future development includes optimizing the technology generally, as well as specifically for various applications, extending the technology from silicon to other semiconductor materials, primarily InGaAs, and creating various physical configurations such as linear and two-dimensional arrays.

TECHNOLOGY DEVELOPEMENT

The Company has developed and successfully tested its core technology - discrete amplification of signals. It is currently engaged in research and development needed to commercialize as well as further develop this technology. It has designed products based on the technology, and these products are in the process of commercialization.

Detection of low levels of light involves:

(a)	the process of photons generating electrons and
(b)	the subsequent amplification (multiplication) of these electrons.

The result is an electrical signal that can be measured by electronic equipment. While the Company’s invention concerns both of these parts of the photodetection process, the primary innovation is in the way electron amplification is conducted. The Company’s technology permits a very high degree of signal amplification without introducing appreciable distortion (noise). The foundation of the technology is a new principle of independent amplification of each of the electrons that comprise a signal, transformation (amplification) of each such electron into a charge packet, and subsequent registration of these charge packets. The amplification is done using the process of controlled avalanche that allows the attainment of high levels of amplification without adding any significant noise to the signal.

PAGE 10	CONFIDENTIAL

This technology is broadly applicable and is not restricted to the amplification of signals generated by light. Accordingly, the Company believes that its technology can be used for creating chemical, biological and other types of sensors, and affords the Company potential access to a broad range of significant markets. The technology is universal in that it can be realized on a wide range of semiconductor materials and integrated into numerous semiconductor sensors, transducers, and detectors. Further, the technology requires only standard technological and fabrication processes of semiconductor electronics. These processes have high yield, thus creating the potential for mass manufacturing of low-cost devices.

Jet Propulsion Lab (NASA) has purchased and tested a photodetector prototype produced by the Company and confirmed its key performance characteristics. In April 2005, the US Department of Energy awarded two research and development grants to the Company for the development of highly sensitive photodetectors for specialized applications. In November 2004, in recognition of the unique potential of this technology, the Company was awarded a research and development grant from NASA to develop a highly sensitive photodetector on InGaAs for optical communications. Based on the successful completion of Phase I of this grant, NASA made a Phase II award to the Company in 2005. The Company expects to successfully complete Phase II in mid ‘08.

In 2004, 2005, and 2006, the Company made presentations at the Optoelectronics International Symposium and published papers on the technology in SPIE Proceedings. In 2008, the Company made a presentation at the SPIE Medical Imaging conference. At all the conferences, the technology generated very strong interest.

PHOTODETECTORS WITH DISCRETE AMPLIFICATION

The unique combination of high gain, high speed and extremely low noise allows one to use discrete amplification to develop photodetectors capable of both photon counting and analog detection. These detectors have single photon level sensitivity. It enables the creation of devices that can measure the amplitude of light pulses with unprecedented accuracy in analog mode, and count the number of individual photons at a low light intensity.

Besides the substantial advantages arising from being solid-state, the photodetectors have other advantages over PMTs. Due to the lower noise factor, and potentially significantly higher quantum efficiency, they have much better threshold sensitivity, which is limited only by the statistics of the optical signal itself.

PRINCIPLE OF DISCRETE AMPLIFICATION

The Company’s technology is based on the discrete amplification of signals that forms the foundation of the Company’s cornerstone patent.

PAGE 11	CONFIDENTIAL

When applied to photodetection, the discrete amplification works in the following way. At the first stage, the electric signal (photoelectrons generated in the photo conversion process) to be amplified is spatially divided into N equal charge components (in this case elementary charges - electrons or holes). Each individual elementary charge is directed into an individual channel of a multichannel threshold amplifier with the number of channels K > N. In each channel of the threshold amplifier the elementary charge is then amplified by a factor of M (gain) so that at the output of each individual amplification channel we have a charge packet of M elementary charges. Gain M is made the same for all channels by introducing a special threshold element that switches off the amplification process after a required number of elementary charges M has been accumulated in the charge packet. This way the charge packets at the multi-channel amplifier are calibrated. Finally, all charge packets are aggregated (summed up) into a single amplified output signal containing M x N elementary charges. This output signal is large enough to be recorded by standard electronic equipment. The discretization of the input signal into equal charge components, and subsequent calibration of a charge package in each channel of the threshold amplifier, results in little variation in the gain levels of each charge package. As the noise factor results from the degree of variation in these gain levels, it is possible to attain an extremely low noise factor.

PHOTODETECTOR DESIGN AND MODELING

The Company’s software suite (mostly internally developed over several years) allows device modeling including highly sophisticated simulations of the discrete amplification mechanism. This allows the Company to utilize computer modeling as a method to develop new devices in an efficient manner. The use of simulation technology to develop new devices is critical to this fabless semiconductor company.

The Company starts a design with the use of a combination of internally developed proprietary software and commercial software (see examples on Fig. 1, 2 and 3). This allows it to define and optimize production parameters that would provide given characteristics of the absorption and multiplication regions, to model leakage current, transient and I-V characteristics, and other parameters critical to the actual fabrication of a physical device. The figures below are meant to demonstrate the Company’s general modeling approach. The ability to perform 3D modeling is particularly important at every step of the process. The dark current and field distribution simulation outputs are just a small sample of the many modeling outputs used by the scientists in the development of the actual products.

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Figure 1: Modeling of 3D field profile for a discrete amplification device

Figure 2: Modeling of dark current-reverse bias voltage characteristics

Figure 3: Modeling of electric field distribution in a photodetector cell. Vectors show the field direction.

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INTELLECTUAL PROPERTY

The Company fully owns its intellectual property. In April 2005 the Company was issued its cornerstone patent, United States Patent 6,885,827 titled “High sensitivity, high resolution detection of signals.” Another patent, US # 7,085,502, was granted in August 2006. The Company has filed one more patent application and plans to file additional patent applications to further protect its intellectual property. International patent applications have been filed as well.

The Company believes that numerous additional patents may be obtainable on various embodiments and specific applications of the technology.

PRODUCTS AND MARKETS

Initially, the Company will be developing sensitive photodetectors. Additionally, the Company plans to develop integrated sensor chips for use in chemical, biological, radiological and other detection applications.

Photo-detectors are used in numerous medical, scientific, security, industrial, and other applications. PMTs have provided the primary technological solution for highly sensitive light detection in numerous applications for over half a century. Semiconductor alternatives to PMTs, such as APDs, have never been able to achieve performance parameters comparable to those of PMTs, and still do not present viable competition to the old vacuum tube technology in most settings. The Company’s proprietary technology allows the creation of a semiconductor-based sensitive photo-detector that has performance parameters similar to those of a PMT but with all of the advantages of a solid state device.

APPLICATIONS OF THE TECHNOLOGY

The following are brief descriptions of some of the applications of the Company’s technology.

Nuclear imaging detector / Medical instrumentation
(PET scanners, gamma cameras, CT scanners, etc.)

Currently, almost all commercial PET systems and virtually all gamma cameras utilize vacuum photomultiplier tubes. APDs have not been utilized because of their poor performance and the high cost of the quantity of APDs needed to cover the detection area.

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Developing a detector for PET medical imaging systems is one of the priorities for the Company. A significant milestone in the development of this detector is attaining sufficient detector efficiency at the wavelengths between 400 and 500 nm (“blue light”) of interest to PET scan system manufacturers. The Company has already produced a research prototype functioning at these wavelengths. The results of the first stage of the development process are expected to be of sufficient interest to PET scanner manufacturers so that the Company will continue the development in partnership with one of these companies, resulting in a PET detector that will be incorporated in a major commercial PET system. The Company has had discussions with the world’s leading PET system manufacturers and is seeking, in the next generation of scanners, to replace the photomultiplier tubes currently used, with the Company’s new detectors. We are in discussions with one of those leading commercial companies in the world that has a strong interest in using solid state photodetector technology in its medical scanners. It is our understanding that the chips we expect to have in mid 2008 should generally meet their requirements for a first generation chip.

The current size of the market for sensitive photo-detectors used in medicine is estimated to be close to $100 million a year. The market is growing very rapidly as new diagnostic devices are developed and as insurance reimbursement for PET and other scan procedures becomes standard for many diagnoses. The market could grow even faster if the cost of the equipment were lower. Detector modules are the single most expensive element of large scanners. The Company believes that its high performance, relatively low cost detectors will ultimately replace the PMT-based modules leading to the overall expansion of the market.

The Company’s detectors have another important advantage over the currently used PMT detectors. The new detectors are unaffected by magnetic fields, making it possible in principle to combine MRI and PET scanners in a single instrument. The medical community has long sought a device that has the ability to combine these two imaging modalities, and indeed one major PET manufacturer has filed a patent covering aspects of such a combined device.

The Company also believes that its technology has the potential to enable better discrimination among various types of body tissue in next generation CT scanners. The CT scanner market appears to be much larger than the PET market.

Scientific Instrumentation
Numerous scientific applications require detecting very low levels of light. The Company’s technology has several advantages in applications such as fluorescence detection, time of flight measurements, spectroscopy, and others.

Biochip devices
While biochips were first developed for genome analysis and are playing a major role in gene identification in human DNA, their applications are rapidly expanding into other areas such as toxicological, protein, and biochemical research and diagnostics. They can also be used for rapid detection of biological and chemical agents in biological and chemical warfare. The Company’s technology allows the creation of multi-element detector arrays with internal amplification, making the technology ideal for biochip devices.

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Biochips could be extremely useful in environmental monitoring, public health, and homeland security applications such as diagnosis of infectious diseases in minutes rather than days, rapid identification of crime suspects, and on-the-spot categorization of biological warfare agents. Examples of potential commercial products include small portable kits for testing for microorganisms in dairy products or for food pathogens such as E. coli and salmonella.

The overall biochip market is estimated to be in excess of $500 million and is projected to grow at 50% per year for several years. The Company’s technology may have the potential to contribute to the growth of this market and create low-cost electronic sensor devices for mass consumer use.

Chemical lab-on-a-chip analytical instruments
Small inexpensive sensor arrays could replace current analytical laboratories in many applications. They could be portable and provide analytical results almost immediately. Significant advancements have already been made in this field. Our technology has the potential to create even more sensitive and cheaper chemical lab-on-a-chip devices. In addition to traditional chemical analysis, examples of applications include breath alcohol testing and pipeline leak monitoring.

Environmental monitoring (LIDAR)
The vacuum tubes currently utilized in LIDAR (Light Detection and Ranging) applications are expected to be replaced by the rugged, solid-state devices based on the Company’s technology. Due to its high sensitivity, the operation of a photo-detector based on the technology will be less susceptible to particle interference. The emergence of low-cost detectors with superior performance could lead to the substantial growth of this market.

Security devices
The ability to sense very weak sub-nanosecond impulses is valuable in many security applications. Our technology has the potential to create the most sensitive security devices, including active pixel arrays for automatic monitoring.

STRATEGY AND IMPLEMENTATION

The Company intends to develop its technology to be positioned as the next generation solid state technology for low level light detection at the component level. It will be marketed for existing applications for low light level detection as well as for use in entirely new detection systems.

The Company’s technology does not require any especially sophisticated semiconductor fabrication processes. The Company intends to outsource the manufacturing of its products but will likely seek to have an assembly and testing facility. A critical step on the road to commercialization will be perfecting manufacturing processes recently begun in the US, to enable better reproducibility and improved performance parameters and reliability.

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The Company’s unique technology enables the development of highly specialized detector components optimized for specific applications and systems that meet the needs of OEMs. Development of detector components for OEMs will require continuing collaboration with system developers. Significant resources will be devoted to this effort.

In order to more easily market Company products to OEMs and alleviate some of the fears commonly experienced by first adopters, the Company will seek public exposure and continue the validation process. The Company intends for its scientists to write feature articles in industry publications and to arrange for its products to be reviewed in order to help build awareness of the technology. In addition, the Company expects to present at industry tradeshows. Products will be exhibited at events such as Photonics West and IEEE NSS-MIC. A website has been established. As first adopters are often scientists, presentations of technology at scientific conferences will be made.

The Company will aggressively market to the R&D centers of major manufacturers in the field. It is expected that specialized marketing expertise will be required for some of the markets; the Company plans to seek out top talent to fill this need.

The Company might enter into a joint venture or agreement with another company in order to gain access to a distribution network, manufacturing capability, or expertise in electronic system integration in specific fields. It is expected that strategic alliances will be established with original equipment manufacturers in several markets. Currently, there are no such joint ventures or agreements under discussion.

Distribution will be initially done directly to first adopters, including large medical OEMs. Physicists and engineers at universities and national laboratories will serve as initial qualifiers of the technology for use in various projects.

For non-OEM products, the Company will utilize independent sales representatives and develop its own technical sales staff.

PRODUCT DEVELOPMENT STRATEGY

The Company plans to develop products and introduce them to the marketplace in a gradual manner. This approach is natural as it allows the development of simpler products first, and then building on these results to perform more advanced R&D needed for the development of other products.

Single element silicon photodetectors
The first products of the Company are solid-state photomultipliers for photon counting and analog detection. The product has already been developed and evaluation samples are available; currently, additional design improvements are being made. Improving performance and long term reliability is the primary R&D direction for the Company in the short term. The results of this R&D program are also going to be utilized in the development of other products. The Company has produced a prototypes of photodetector chips for PET scanning applications and scientific applications and is involved in their evaluation and improvement.

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In addition, the Company is developing a number of models of a detector module packaged with electronics to make it easier to use and take full advantage of its capabilities. The models will appeal to different categories of customers. The Company believes the photodetector module has the potential to become a leader in the small, but rapidly growing field that is fueled by demands of extremely low light level detection. The product is expected to find use in flow cytometry, luminescence measurement, multi-photon spectroscopy, and other scientific and manufacturing applications.

Besides PET scanners, there are several other medical instruments that use vacuum PMT’s; of particular interest is the gamma camera (SPECT) application. Amplification Technologies expects to be able to develop solid state detectors for all of these applications.

Infrared detectors
The Company has initiated development of an infrared detector as part of its work under the NASA grant to develop a sensitive photodetector for optical communications. This development involves work with InGaAs semiconductor material as opposed to the silicon traditionally used in electronics. Infrared photodetectors are also of significant interest to the Homeland Security market.

Linear detector array
A linear detector array is expected to be the first multi-element detector based on our technology of internal discrete amplification. It will combine several detector elements, each of which will read signals independently of the others. The market for such devices includes time-resolved spectroscopy, LIDAR remote sensing, biological and chemical detection, and machine vision. The Company intends to commence an extensive R&D program to develop linear detector arrays.

Imaging array
Several commercial markets are searching for large size arrays for low light level imaging. The primary applications are night vision equipment, automobile night vision systems, and bio-agent detection.

The Company believes that its technology could potentially be used to create imaging arrays with superior performance parameters and low cost, and plans to start an R&D program to develop imaging arrays. It is expected that the first stage of this program will yield results sufficient to choose the overall focus and identify the applications that are the most natural fit with our technology and capabilities. One particular R&D challenge will be to create arrays of a size sufficient for obtaining a quality image.

Detectors for biochip, chemical sensor, and environmental monitoring applications
The Company’s internal research and work with outside consultants lead it to believe that the unique amplification mechanism we developed would be of strong interest in the fields of biochips, chemical sensors, and environmental monitoring. In fact, our technology has the potential to revolutionize some of these fields and to create the next generation of the products.

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PRICING

The Company intends to compete primarily based on the performance characteristics of its products and less so on price. The Company also expects to produce products not offered by its competitors. In any event, the Company expects its manufacturing costs to be low, giving it the flexibility to employ various pricing strategies. Should the Company compete on price, the low cost of production should help preserve profit margins.

In markets such as PET scanners, Amplification Technologies’ detectors expect to compete with PMTs that are sold at an average of $100 to $200 per tube. The Company understands that for large PET systems the cost of PMTs is approximately 25% of the total material cost. The combination of the superior performance and the expected low production cost will afford the Company significant pricing flexibility in this market.

COMPETITIVE LANDSCAPE

Current competition to Amplification Technologies is primarily from PMT and APD manufacturers. Amplification Technologies will directly compete with established players such as Hamamatsu (Japan), PerkinElmer (US), Photonis (France), Electron Tubes (UK), and ITT. All of them produce vacuum tube-based photo- and radiation-sensitive devices. These devices include various PMTs, image intensifier tubes, and light detector modules.

COMPETITIVE ADVANTAGES

The Company’s key competitive advantages are its unique intellectual property, its technical expertise, and its exceptional team. The Company fully owns its intellectual property. In April 2005 the Company was issued its cornerstone patent, United States Patent 6,885,827 titled “High sensitivity, high resolution detection of signals.” Another patent, US # 7,085,502 was granted in August 2006. The Company has filed for one more patent application and plans to file additional patent applications to further protect its intellectual property. International patent applications have been filed as well. The Company’s patented intellectual property covers not only light detection but also the much larger market of high precision electron signal amplification and digital processing That could be applicable to the detection of other types of signals

As a result of the flexibility of its technology and the experience of its team, Amplification Technologies has strong R&D capabilities to optimize its sensors and amplifiers to specifications of OEMs and develop products and technological solutions that in many cases will be unmatched in their superior performance, flexibility, integration, and cost-effectiveness. The Company expects that its competitive advantages will be sustainable for an extended period.

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COMPETITORS

Hamamatsu is the leader in the low-level light detection market, having the largest market share, range of products, and distribution system. In the fiscal year 2007, Hamamatsu Photonics, which offers a broad range of photonics products, had consolidated net sales of $838 million. While the company started out as a PMT manufacturer, many of its products are now based on semiconductor technologies. The strengths of Hamamatsu are its reputation, current market position, and the high quality of its products. Hamamatsu focuses mainly on phototube applications in nuclear medicine, biological and pharmaceutical research, physics experiments sector, and government research. Hamamatsu has developed several vacuum tube technologies, including miniature PMTs, multichannel PMTs, and microchannel plate PMTs that are used extensively in life science and drug discovery instrumentation. Examples of the applications include chemiluminescence, flow cytometry, immunofluorescence, and microtiter plate readout. These rapidly growing application areas are all target markets for Amplification Technologies, Inc. Hamamatsu has also developed a line of semiconductor products for photodetection.

Photonis (formerly Philips Photonics) manufactures primarily photomultiplier tubes and image intensifiers. The total sales in 2007 were about $200 million. Photonis is believed to have the largest fraction of the PET OEM market as a major supplier to Philips, GE Medical Systems and Siemens.

Electron Tubes, a UK manufacturer, focuses on photodetector tubes for physics projects and scientific applications, offering complete PMT modules and assemblies including voltage supplies and processing electronics. It does not have any solid state products.

Perkin-Elmer manufactures primarily solid-state products including APDs and APD-based photon-counting modules.

JDS Uniphase produces solid-state photo-detectors for use in fiber-optic telecommunications.

ITT produces night vision devices for a variety of applications.

Others
There are also several boutique APD photo-detector developers. Their focus is on detectors for certain specialized applications, which has allowed them to develop significant niche expertise.

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It is important to note that in the field of low level light detection there is very limited vertical integration. Companies such as Hamamatsu remain component suppliers to original equipment manufacturers (OEMs) and do not produce complete systems. The only major exception is PerkinElmer which produces medical instruments through a separate division.

COMPETING SEMICONDUCTOR TECHNOLOGIES

APDs used in the standard analog mode of operation have inherent limitations that prevent them from detecting very low-level light signals. At the level of gain required for such detection, excess noise factor increases to the degree that makes signal detection virtually impossible. They can, however, be used for stronger signals. APDs can also be used in a mode of operation known as Geiger-mode. In this mode high gain is achievable, but only the existence of a signal, as opposed to signal strength, can be measured. Hamamatsu, PerkinElmer, and Advanced Photonics, are some of the companies producing APDs. Additionally, there are a number of new companies that have built Geiger-mode APDs which compete primarily in the single photon counting market. Generally, the Company believes that the development of APDs is reaching a point where further development will not result in significant performance improvements.

There is a competing approach to creating sensitive semiconductor photodetectors referred to as SiPM or Multipixel Photon Counter. In general, SiPM technology and its variations are largely based on the idea of using an array of Geiger-mode APD micro-pixels to measure signal strength. The basic design of SiPM has been developed in Russia, published years ago, and is in the public domain. Some patents have been issued that cover certain aspects of this technology. The Company believes that for some time there have been efforts to use such devices in very large scale high energy physics experiments. The Company believes that SiPM type technologies are limited to detection of light signals, and, unlike detectors based on the Company’s technology, cannot be used for detection of electrical signals either directly or in other types of sensors (mechanical, thermal, chemical, biochip, etc.).

Hamamatsu has recently introduced the first SiPM commercial product, sensitive solid state detectors with relatively high detection efficiency. Based on the descriptions contained in Hamamatsu’s marketing literature, which makes specific reference to SiPM technology, and the analysis of the Hamamatsu product, our technical team has concluded that this device is based on the traditional SiPM technology. We are aware of a patent application related to the SiPM technology that has been filed by Hamamatsu that appears to relate to specific designs. The analysis of the Hamamatsu patent filing by our scientists shows it to be primarily modifications of the traditional SiPM designs that are different from the Company’s technology. The Company believes that Hamamatsu’s superior manufacturing capability contributed greatly to the improvements in its devices relative to SiPM devices that were previously made in Russia. The Company sees the introduction of the SiPM-type product by Hamamatsu as an important validation of the Company’s approach.

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A number of smaller companies, some of whom have filed patents related to SiPM technology, are seeking to proceed in the same direction as Hamamatsu. The most notable of these is SensL, which has commercial product available. In general the company believes that Hamamatsu is the strongest competitor in the group. We are also aware of patent applications filed by manufacturers of PET scanners on some of the uses of SiPM-type technologies in medical diagnostics. The Company welcomes the interest of PET scanner manufacturers in solid state technology and believes that these patent applications do not present a significant competitive or intellectual property threat to the Company. Finally, a venture stage Canadian company, Zecotek Laboratories, Inc., has hired a Russian scientist who developed some of the SiPM designs, announced that it has filed three patent applications in the U.S. and has announced commercial products. Based on the limited information available, including datasheets, the Company believes its products will be superior to Zecotek’s. It is possible that other companies are conducting research in this area that the Company is not aware of.
In general, the Company views the SiPM-type technologies as the previous generation of the discrete amplification technology developed and patented by the Company. The Company believes that its patented technological approach is superior and far more flexible in allowing performance optimization. SiPM-type technologies can be used in some photodetection applications. However, while SiPM type technologies do allow one to register low-level light signals, the Company believes that they have inherent limitations because they lack a number of important design features that are part of the Company’s technology and are described in the Company patents. Accordingly the Company believes that in the vast majority of applications the technology of discrete amplification is superior to these other approaches. The Company further believes that the opportunities to fundamentally improve the Hamamatsu devices are limited.

PERSONNEL

The Company currently has 25 employees (FTE), 22 in Moscow and 3 in New York, including 9 PhDs. The Company expects that its US based staff will grow significantly over time and that it will also add some staff in Moscow. The Company will make full use of its highly qualified and relatively inexpensive overseas technical team for its R&D activities. US personnel is expected to be split between general management and research/production/testing, with some sales and marketing that will grow as the Company introduces new products. It is expected that the Company will continue to use an outsourcing model both in the US and overseas, and will require only limited production personnel.

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Management Team
R. S. Krishnaswamy, President and COO has 25 years of experience in the high tech industry. As a senior executive with Veeco, he worked in operation areas ranging from engineering and manufacturing to marketing and business development. He was involved in an R&D project to develop sensor technology as well as in numerous other projects. Immediately prior to becoming President and COO of the Company, he was a vice president with Agave Technologies, giving him experience in a startup environment.

A strong and dynamic leader, R.S. Krishnaswamy has a wealth of experience in managing people and projects. He also has significant international experience that is particularly useful in leading the Company’s efforts.

V.E. Shubin, Chief Scientist, is a co-founder of the Company.  He and Dmitry Shushakov are the principal inventors of the Company’s technology. Dr. Shubin is a world-leading expert on photo-detectors and photonics technology with almost forty years of experience in the field.  He has conducted pioneering research in photonics and authored over a hundred scientific papers. Together with Dmitry Shushakov, he recently authored a broad overview of avalanche photodetectors for the Encyclopedia of Optical Engineering. Dr. Shubin’s major scientific achievements include the development of two new areas in the field of solid-state structures and optoelectronics:  photo-electric structures with memory (PEMS) and avalanche structures with negative feedback (ANF). Dr. Shubin is actively involved in both theoretical and experimental aspects of the Company’s development activities.

Dmitry Shushakov, Head of Product Development, a co-founder of the Company, is a leading expert in the field of sensor and photo-detector development with over 20 years of research and development experience.  Prior to joining Amplification Technologies, Dmitry Shushakov conducted research in the field of avalanche silicon structures with negative feedback in Dr. Shubin’s group at the Lebedev Institute of Physics. He has authored numerous scientific papers on photo-detectors and sensor technology, including the development of novel avalanche photodiodes.  He also possesses strong experience in computer modeling of semiconductor processes and general design of opto-electronic systems.  Dmitry Shushakov is a co-developer of the internal discrete amplification mechanism in semiconductors. He is involved primarily in the modeling and experimental aspects of the development.

Yuriy Yevtukhov, Vice President – Technology, has extensive experience in semiconductor technology and product development, as well as in working with customers on specific applications. He has designed semiconductor devices such as Schottky diodes and deep IR photodetectors. As group leader at Agave Technologies, he participated in all aspects of product life cycle, from concept and development to field support. As a senior process engineer and staff scientist at Veeco, he was involved in design, improvements, and support of processing tools and a number of other technologies. Prior to joining the industry, Dr. Yevtukhov conducted pure research focusing on the physics of semiconductor fabrication processes. He has 25 years of overall high tech experience.

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Edward Godik, Senior Technology Consultant, has almost forty years of experience in detector development and technology commercialization. His work led to major advances in opto-mechanical imaging and IR silicon photo-detector development. He is the author of over a hundred scientific papers and holds several patents. The emphasis of Dr. Godik’s work in the last twenty years has been on the commercialization of new technologies with a focus on the application of new detector technologies in medicine. Dr. Godik was previously with Dynamic Imaging, Inc.

Nicholas Kolobov, Senior Technology Officer, has over thirty years of practical experience in semiconductor device fabrication technologies. Dr. Kolobov has numerous publications and is a well known expert in this field.

Jack N. Mayer , Director, a co-founder of the Company is a portfolio manager with Gabriel Capital Corp. and has been employed with Gabriel and associated entities for 20 years. Mr. Mayer has a Masters in Mathematics from Columbia University. The Company is not affiliated with Gabriel.

It is expected that Samuel M. Zentman will join the Board in April. Since November 2004 Dr. Zentman has been a director of Acorn Energy, Inc., a Nasdaq listed company.

Members of the scientific team include six other PhDs and additional highly qualified personnel.

Certain gaps in the management team will be filled as the Company grows. In particular, the Company has to acquire specialized technological and marketing expertise in the industries that are the end-users of devices built on the technology.

FINANCIAL PROJECTIONS

The Company estimates that over a 5 year period the Company will reach a run rate of $80+ million per annum in revenue and of $30+ million per annum, in pre tax net income with substantial growth thereafter, that it will attain some revenue from sales by late ’08/early ‘09 and profitability in 2011, that it will continue to obtain grant revenue in ’08 and beyond, and that it will require additional equity financing of about $4 million in ’08, about $6 million in each of ’09 and ’10 and additional equity financing in ‘11.

No assurance can be given regarding the attainability of the projections or the reliability of the assumptions on which they are based. The projections are subject to change due to market conditions, changes in company strategy, receipt of additional information, refinement and other factors and the Company has no obligation to update such information. The projections are based upon certain assumptions regarding future events over which the Company has little or no control and as stated assume significant additional funding. The Company currently has no arrangements for such additional funding. The projections are subject to the uncertainties inherent in any attempt to predict the results of operations of an early stage company over a prolonged period, and as such, results may vary materially and adversely from those projected. The Company’s management may conduct the business in a manner different from that contemplated in those assumptions due to changing circumstances.

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Actual results will likely vary, perhaps materially, from these projections. In light of the significant uncertainties inherent in the projections included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or other factors and plans will be achieved. The projections were not prepared in accordance with generally accepted accounting principles, have not been reviewed by an independent accounting firm, and do not reflect all adjustments necessary for a fair presentation of the financial position and results of operations of the Company.

CORPORATE INFORMATION

Amplification Technologies, Inc. is a Delaware corporation formed in May 2002 headquartered in New York City. It is the successor to Quantum Photonics LLC, a New York limited liability company formed in 2000 to commercialize the Company’s technology. APMTI LLC, a Russian limited liability company based in Moscow and formed in 2004, is a wholly owned subsidiary of Amplification Technologies, Inc. The Company’s bylaws provide that all business of the Company shall be conducted in conformity with Orthodox Jewish law.
The Company’s corporate law firm is David Lubin & Associates, PLLC, 26 East Hawthorne Avenue, Valley Stream, New York 11580, tel. (516) 887-8200, fax (516) 887-8250.

The Company’s intellectual property law firms are Frommer Lawrence & Haug LLP, and Morgan & Finnegan LLP .

The authorized capital stock of the Company consists of: (a) 40,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), (b) 2,000,000 shares of non-voting common stock, $0.01 par value per share (the “Non-Voting Common Stock”), of the Company, and (c) 1,000,000 shares of Preferred Stock, $0.01 par value per share, of the Company of which 120,000 shares have been designated as Series A Preferred Stock, and 200,000 are to be designated as Series B Preferred Stock.

On a pro forma basis as of Jan 31, ’08, the issued and outstanding capital stock of the Company consists of: (a) 12,735,140 shares of Common Stock, (b) 44,430 shares of Series A Preferred stock, which are convertible into 1,652,809 shares of Common Stock and (c) not more than 2,406,010 shares of Common Stock and Non-Voting Common Stock reserved for issuance to satisfy option awards and similar obligations and (d) $1,061,617 liquidation value of non- convertible Series B Preferred Stock. Holders of 4,376,571 shares of Common Stock receive payments of $.00625/share monthly until such shares are registered and have a trading symbol, or can be sold under Rule 144, and have certain “most favored nation” rights. 93% of such shares have agreed in principle to take stock in lieu of the monthly cash payment.

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Some of the key terms of the outstanding Series A Preferred Stock are summarized below.

Liquidation preference per share:	$31.00

Dividends:	PIK, 18% per annum, payable quarterly until December 31, 2006, whereupon dividends ceased.

Conversion:	Each share of Series A Preferred Stock is convertible into 37.2 shares of Common Stock

Voting Rights:	The holders of the preferred vote with the common on an as-if converted basis.

Maturity:	December 31, 2011.

Protective Provisions:	The Company shall not take certain actions, including the creation of any security senior to the preferred, without the consent of the holders of 80% of the outstanding preferred shares.

The above summary of the terms of the Series A Preferred is qualified in its entirety by reference to the amended Certificate of Designation of the Series A Preferred, which was filed with the Secretary of State of the State of Delaware and is available upon request from the Company.

The Series B pfd stock is senior to the Pfd A, non-convertible, is redeemable at any time by the Company, has very restrictive covenants and pays a PIK dividend of 2% monthly. The Series B are held by Mr. Mayer and members of his family.

The Company has raised approximately $6.5 million of capital as follows:

Year	Amount	Price	Type of Security Issued
'02	$400,000	$0.269	Common
'03	$420,000	$0.403	Common
'04	$1,045,000	$0.538	Common
'05-'06	$2,185,000	$31.00	Series A Preferred
‘07	$780,000	$0.95	Common
‘07	$370,000	$.0625	Common
’07-’08	$1,281,200		Pfd B

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ADDITIONAL TECHNICAL INFORMATION

Copies of the documents set forth below are available upon request at the Company’s office. Persons interested in viewing a copy of any such document should contact Mr. Jack N. Mayer.

1. Highly sensitive silicon photodetectors with internal discrete amplification (2004 publication by members of the team)

2.  Ultra low noise photodetectors with internal discrete amplification (Paper by members of the team - published 2005)

3.  Demonstration of new sensor technology (Description of experiments)

4.   Solid state photomultiplier: noise parameters of photodetectors with internal discrete amplification (2006 publication by members of the team)

5. Bio-sensing: the use of a novel sensitive optical detector (2006 publication by members of the team).

6. Breakthrough in low light level applications: Novel solid state detectors with high gain and low noise (Amplification Technologies white paper)

7.  Avalanche Photodetectors (chapter from The Encyclopedia of Optical Engineering authored by members of the team)

8.  Novel Detector for Quantum Cryptography Applications (Amplification Technologies white paper)

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RISK FACTORS

The Company is pre-revenue and in a relatively early stage of development. An investment in the Company involves a high degree of risk and should be considered only by investors familiar with the risks presented generally by companies at this stage. Prior to making an investment decision, prospective investors should carefully consider the following factors in addition to the other information set forth in this Memorandum

We will need additional financing to fund further research and development, produce marketable products and achieve profitability.

Our products have not been tested in the marketplace.

We have no relationships with OEMs.

We may not be able to protect our intellectual property rights in our proprietary technology and information.

We may not be able to compete with our competitors, most of whom have greater resources and experience than we do.

We have not developed the infrastructure required to manufacture, market, or sell our product candidates.

The photo-detector industry is subject to technological change.

We are highly dependent on our scientific and senior management personnel.

The risk factors highlighted above do not purport to be complete and businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Confidential Memorandum potential investors should keep in mind the possibility of other risks that could be important and materially affect their investment. Investors are urged to make their own evaluation of the Company. We encourage potential investors who would like to receive additional information or clarification of any of the items contained herein to speak with Company management before investing.

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